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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                        Contact: Michael J. Rockenbach
                                                      Chief Financial Officer
                                                      (714) 513-8213


               EMULEX STOCKHOLDERS APPROVE TWO-FOR-ONE STOCK SPLIT
                        AND INCREASE IN AUTHORIZED SHARES

Costa Mesa, Calif., November 16, 2000. . . Emulex Corporation (NASDAQ:EMLX), a leader in fibre channel technology and products, announced today that its stockholders have approved an amendment of the Company's Certificate of Incorporation to increase its authorized shares of common stock from 120,000,000 to 240,000,000 and to split its outstanding shares on a two-for-one basis. The stock split will apply to each share of common stock outstanding to stockholders of record on November 30, 2000. The distribution date for the stock split is December 15, 2000 at which time the new shares will be distributed by the Company's transfer agent. Subsequent to the stock split, Emulex will have approximately 74 million shares outstanding.

ABOUT EMULEX

Emulex Corporation is a leading designer, developer and supplier of a broad line of Fibre Channel host adapters, hubs, ASICs and software products that provide connectivity solutions for Fibre Channel storage area networks (SANs), network attached storage (NAS) and RAID. The Company's products are based on internally developed ASIC technology, and are deployable across a variety of SAN configurations and operating systems, enhancing data flow between computers and peripherals. Emulex's products offer customers the unique combination of critical reliability, scalability, and high performance, and can be customized for mission-critical server and storage system applications. Emulex products have been selected by the world's leading server and storage providers, including Compaq, EMC, Fujitsu-Siemens, Groupe Bull, Hewlett-Packard, Hitachi Data Systems, IBM, NEC and Unisys. In addition, Emulex includes industry leaders Brocade, Intel, McDATA, Microsoft, Legato and VERITAS among its strategic partners. Emulex markets to OEMs and end users through its own worldwide selling organization, as well as two-tier distribution partners. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available via the Internet at www.emulex.com.

EMULEX | the fibre channel company

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the following: the fact that the Company's markets are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and enhancements, and the Company's ability to respond to such changes; maturation in the network access server and printer server products; the fact that the fibre channel market is at an early stage of development; the highly competitive nature of the markets for the Company's products; the Company's ability to attract and retain skilled personnel; the Company's reliance on third party suppliers for components used in the Company's products and on manufacturing subcontractors that assemble and distribute the Company's products; the Company's reliance on certain OEMs, distributors and key customers; and potential fluctuations in the Company's future effective tax rate. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Form 10-K and Form 10-Q.

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This news release refers to various products and companies by their trade names.
In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.


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